UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 21, 2005

SONIC AUTOMOTIVE, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

1-13395	56-201079
(Commission File Number)	(IRS Employer Identification No.)

6415 Idlewild Road, Suite 109 Charlotte, North Carolina	28212
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (704) 566-2400

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Adoption of Equity Compensation Plan for Non-Employee Directors

On April 21, 2005, our stockholders approved the Sonic Automotive, Inc. 2005 Formula Restricted Stock Plan for Non-Employee Directors (the “2005 Formula Plan”), which the Board of Directors had adopted on February 10, 2005, subject to stockholder approval. The purpose of the plan is to provide non-employee directors with an ownership interest in Sonic and to enhance Sonic’s ability to attract and retain highly qualified individuals to serve as directors on its Board.

The 2005 Formula Plan provides for formula grants of restricted stock to Sonic’s non-employee directors, occurring automatically without any discretionary administration. Otherwise, the 2005 Formula Plan will be administered by the Board of Directors. Sixty thousand (60,000) shares of Sonic’s Class A Common Stock are reserved for issuance under the 2005 Formula Plan, subject to adjustment pursuant to the terms of the 2005 Formula Plan. Shares of restricted stock that are forfeited or cancelled for any reason will be available for further awards under the 2005 Formula Plan.

Members of our Board of Directors who are not employed by Sonic or any of its subsidiaries will be eligible to participate in the 2005 Formula Plan. An annual grant of restricted stock will be made to each eligible non-employee director on the first business day following each annual meeting of Sonic’s stockholders, beginning with the annual meeting held on April 21, 2005. The number of restricted shares of Class A Common Stock granted to an eligible non-employee director each year will equal $60,000 divided by the average closing sale price of the Class A Common Stock on the NYSE for the twenty trading days immediately prior to the grant date (rounded up to the nearest whole share). Subject to the director’s continued service on Sonic’s Board, the restricted stock will vest in full on the first anniversary of the grant date or, if earlier, the day before the next annual meeting of Sonic’s stockholders following the grant date.

If a non-employee director initially becomes a member of Sonic’s Board of Directors during any calendar year, but after the meeting of Sonic’s stockholders for that year, the non-employee director will receive a restricted stock grant upon his or her appointment to the Board with the number of shares determined as described above. Subject to the director’s continued service on Sonic’s Board, the restricted stock will vest in full on the first anniversary of the grant date.

Shares of restricted stock may not be sold, assigned, pledged or otherwise transferred to the extent they remain unvested. A director holding restricted stock will have the right to vote his or her shares of restricted stock and receive dividends (if any), although dividends paid in shares will be considered restricted stock. If a director’s service on the Board terminates for any reason, all shares of restricted stock not vested at the time of such termination are forfeited.

Upon either the consummation of a tender or exchange offer that constitutes a “change in control” (as defined in the 2005 Formula Plan) of Sonic or the third business day prior to the effective date of any other “change in control” of Sonic, all outstanding restricted stock generally will become fully vested.

The Board of Directors may at any time amend, suspend or terminate the 2005 Formula Plan, provided that such an action may be subject to stockholder approval if necessary to comply with legal or regulatory requirements, or if the Board determines that such approval otherwise is desirable. Unless terminated earlier, the 2005 Formula Plan will terminate on February 10, 2015.

The foregoing description of the 2005 Formula Plan is only a summary and is qualified by reference to the 2005 Formula Plan, a copy of which is attached hereto as Exhibit 10.1.

Grants to Directors

On April 22, 2005, the Board of Directors issued 2,745 shares of restricted stock to each of its non-employee directors, Messrs. Belk, Benton, Brooks, Capo, Heller and Rewey, under the 2005 Formula Plan described above. The shares of restricted stock will vest on the day before next year’s annual meeting and have the terms and conditions described above. These shares were granted in lieu of grants in 2005 under the Sonic Automotive, Inc. Formula Stock Option Plan for Independent Directors.

Item 1.02.	Termination of Material Definitive Agreement.

On April 21, 2005, upon the stockholders’ approval of the 2005 Formula Plan, Sonic’s Formula Stock Option Plan for Independent Directors (the “Directors Plan”) was terminated. The Board of Directors had approved the termination of the Directors Plan on February 10, 2005 to be effective upon, and subject to, stockholder approval of the 2005 Formula Plan, and no stock option grant was made to the non-employee directors pursuant to the Directors Plan during 2005. Prior to its termination, the Directors Plan had authorized the issuance of options to purchase up to an aggregate of 600,000 shares of Class A Common Stock. Under the Directors Plan, each outside director was awarded on or before March 31st of each year an option to purchase 10,000 shares at an exercise price per share equal to the fair market value per share of the Class A Common Stock at the date of grant. Options granted under the Directors Plan became exercisable six months from the date of grant and generally expired ten years from the date of grant. There were 220,000 shares of Class A Common Stock that remained available for future issuance under the Directors Plan. Sonic will cancel the reservation of the remaining 220,000 shares of Class A Common Stock. Outstanding options previously granted under the Directors Plan will not be affected by the termination.

Item 9.01.	Financial Statements and Exhibits.

(c)	Exhibits.

10.1	Sonic Automotive, Inc. 2005 Formula Restricted Stock Plan for Non-Employee Directors

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SONIC AUTOMOTIVE, INC.

By:	/s/ Stephen K. Coss
Stephen K. Coss
Senior Vice President and General Counsel

Dated: April 27, 2005

INDEX TO EXHIBITS

Exhibit No.	Description

10.1	Sonic Automotive, Inc. 2005 Formula Restricted Stock Plan for Non-Employee Directors

5